EXHIBIT 10.43

SEVENTH AMENDMENT TO LEASE

THIS SEVENTH AMENDMENT TO LEASE (this “Seventh Amendment”) is made as of the 18th day of November, 2008 (the “Seventh Amendment Date”), by and between THE REALTY ASSOCIATES FUND VI, L.P., a Delaware limited partnership (“Landlord”) and CUBIST PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS:

WHEREAS, by a lease (the “Original Lease”) dated as of January, 2004, California State Teachers’ Retirement System (“Calsters”) leased to Tenant approximately 15,475 rentable square feet of space, consisting of a portion of the second (Suite 2201-55) and fourth (Suite 4201-55) floors in the building known as 45-55 Hayden Avenue, Lexington, Massachusetts (the “Building”); and

WHEREAS, Landlord has succeeded to the interests of Calsters as landlord under the Lease; and

WHEREAS, the Original Lease has been amended by a First Amendment to Lease between Landlord and Tenant, dated as of September 29, 2005 (the “First Amendment”), by a Second Amendment to Lease between Landlord and Tenant dated as of November 18, 2005 (the “Second Amendment”), by a Third Amendment to Lease between Landlord and Tenant dated as of June 20, 2007 (the “Third Amendment”), by a Fourth Amendment to Lease dated as of October 25, 2007, by a Fifth Amendment to Lease (the “Fifth Amendment”) dated as of December 18, 2007, and by a Sixth Amendment to Lease (the “Sixth Amendment”) dated as of July 31, 2008 (the Original Lease, as so amended, being referred to as the “Lease”), pursuant to which the size of the premises demised under the Original Lease was increased to 131,143 rentable square feet (the “Existing Premises”). The Existing Premises consist of Suites 2201-55, 2200-55, 3000-55, 3200-55, 3201-55, 4201-55, 4200-55, 4600-45, and 1000-55; and

WHEREAS, by letter dated as of April 27, 2006, and pursuant to the Second Amendment, Tenant elected to include Suite 2200-55 (also known as the Comet Space) in the Existing Premises for the remainder of the Lease Term; and

WHEREAS, Landlord and Tenant now desire to further amend the Lease to, among other things, grant to Tenant the exclusive right to use approximately 1,754 square feet of space on the ground floor of the 55 Hayden Avenue portion of the Building (the “Lobby Space”), and to adjust the rent and certain provisions, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Landlord and Tenant hereby agree as follows:

1.             Defined Terms. All of the foregoing recitals are true and correct. Unless otherwise defined herein, all capitalized terms used in this Seventh Amendment shall have the meanings ascribed to them in the Lease, the Lease shall be amended to incorporate any additional definitions provided for in this Seventh Amendment, and all references in the Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Lease, or such section thereof, as amended by this Seventh Amendment.

2.             Lobby Space. Effective from and after the Seventh Amendment Date, and for so long as Tenant continues to occupy all of the Premises in the 55 Hayden Avenue portion of the Building, Landlord hereby grants to Tenant the exclusive right to use, as appurtenant to the Premises, the Lobby Space, shown on Exhibit A-7, attached hereto and incorporated herein by reference. The Lobby Space shall be used by Tenant as a reception area and lobby for Tenant’s employees and invitees to Tenant’s offices in the Building. From and after the Seventh Amendment Date, the Lobby Space shall be treated as if it were a part of the Premises for all purposes of the Lease, including without limitation Article 6 thereof.

3.             Annual Rent for Lobby Space. From after the Seventh Amendment Date, and in addition to Annual Rent and additional rent payable with respect to the Existing Premises, the Tenant shall pay Annual Rent for the Lobby Space as provided below:

RENTAL PERIOD	TOTAL ANNUAL RENT	MONTHLY PAYMENT	RENTAL RATE/SF

Through 4/30/09	$56,566.50	$4,713.88	$32.25
5/1/09 – 4/30/10	$58,320.50	$4,860.04	$33.25
5/1/10 – 4/30/11	$60,074.50	$5,006.21	$34.25
5/1/11 –4/30/12	$61,828.50	$5,152.38	$35.25
5/1/12 – 4/30/13	$63,582.50	$5,298.54	$36.25
5/1/13 – 4/30/14	$65,336.50	$5,444.71	$37.25
5/1/14–4/30/15	$67,090.50	$5,590.88	$38.25
5/1/15 – 4/30/16	$68,844.50	$5,737.04	$39.25

4.             Delivery and Condition of Lobby Space. (a) Tenant acknowledges that Tenant will accept possession of the Lobby Space on the Seventh Amendment Date in its current AS IS condition, without any representation or warranty whatsoever on the part of Landlord. Tenant currently occupies the Existing Premises and is fully familiar with the condition of the Lobby Space, and Tenant acknowledges that the Lobby Space is in good condition and suitable for Tenant’s intended uses.

(b) Without limiting any other provision of the Lease, all plans and specifications for any alterations or improvements that Tenant desires to make in the Lobby Space (together, the “Lobby Improvements”), will be prepared by Tenant and submitted to Landlord for its review and approval. All Lobby Improvements shall be undertaken by Tenant at Tenant’s sole cost and expense, in a good and workmanlike manner and in strict accordance with the applicable requirements of the Lease (including without limitation Sections 3.3 and 3.4). Tenant shall coordinate the timing of any Lobby Improvements with Landlord, and shall perform the same in such a manner as to minimize any disturbance to, or interference with the business operations of, other tenants or occupants of the Building.

(c)             At such time as Tenant shall cease to occupy all of the Premises in the 55 Hayden Avenue portion of the Building, Tenant shall at Landlord’s election, remove any Lobby Improvements made by Tenant and restore such other of the Lobby Improvements as Landlord may deem reasonably necessary to return the Lobby Space to use as a part of the Building common area.

(d)             Without in any way limiting Tenant’s repair and maintenance obligations under the Lease with respect to the Premises or the Lobby Space (as if it were a part of the Premises), Tenant shall at all times that Tenant has the right to use the Lobby Space, repair, maintain and (as necessary) replace: (i) the exterior entry system leading to the Lobby Space (including without limitation the door(s), exterior and interior glass, closers, locks and lighting); (ii) carpeting and floor tiles in the Lobby Space; (iii) heating, ventilation and air conditioning equipment in the Lobby Space (as well as any supplemental systems serving only the Lobby Space); and (iv) life safety alarms, systems and equipment located in the Lobby Space.

(e) Promptly upon the Seventh Amendment Date, Landlord shall (i) revise the existing signage on the monument sign to reflect that Tenant’s Premise are in Building 55 and that other tenants in the Building are in Building 45, (ii) install necessary exterior directional signage indicating the proper entrances to Building 45 and to Building 55, and (iii) to the extent not already done, make necessary changes to the existing elevator card readers to as to prevent tenants in other portions of the Building from using their cards to access the elevators in Building 55, and to satisfy any applicable life safety or other codes and legal requirements. Tenant acknowledges that the mail and other delivery service drop boxes for the Building are currently located outside of the Building, adjacent to the Lobby Space entrance. Landlord will investigate whether it will be preferable for the Building as a whole to relocate the existing drop boxes to a more central location, or to leave the existing boxes and install additional drop boxes in a new location. Tenant shall reimburse Landlord within 30 days after receipt of invoices for the costs and expenses reasonably incurred in connection with all of the foregoing actions described in this paragraph (e), up to an aggregate maximum reimbursement amount of Ten Thousand Dollars ($10,000).

5. Brokers. Tenant covenants, represents and warrants to Landlord that Tenant has had no dealings or communications with any broker or agent (other than Grubb & Ellis Company and Richards Barry Joyce & Partners) in connection with this Seventh Amendment, and Tenant covenants and agrees to pay, hold harmless and indemnify the Landlord from and against any and all cost, expense (including reasonable attorneys’

fees) or liability for any compensation, commission or charges to any broker or agent (other than the foregoing named brokers) claiming through the Tenant with respect hereto.

6.               Successors. This Seventh Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment or other transfers of each party’s rights under the Lease.

7.               Authority. Each party represents and warrants to the other that each person executing this Seventh Amendment on behalf of such party has the authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Seventh Amendment.

8.               No Further Amendment. It is understood and agreed that all other conditions and terms contained in the Lease not herein specifically amended shall remain unmodified and in full force and effect, and the Lease, as modified by this Seventh Amendment, is hereby ratified and confirmed.

9.               Tenant Representations. As a material inducement to Landlord entering into this Seventh Amendment, Tenant represents and certifies to Landlord that as of the date hereof: (i) the Lease is in full force and effect, (ii) to the best of Tenant’s knowledge, Landlord is not in default (continuing beyond the expiration of any applicable notice or grace periods) in any respect in any of the terms, covenants and conditions of the Lease; and (iii) Tenant has no existing setoffs, counterclaims or defenses against Landlord under the Lease.

10.             Landlord Representations. As a material inducement to Tenant entering into this Seventh Amendment, Landlord represents and certifies to Tenant that as of the date hereof: (i) the Lease is in full force and effect, an d(ii) to the best of Landlord’s knowledge, there exists no Event of Default on the part of Tenant in any respect in any of the terms, covenants and conditions of the Lease.

11.             Governing Law. The Lease, this Seventh Amendment and the rights and obligations of both parties thereunder and hereunder shall be governed by the laws of The Commonwealth of Massachusetts.

12.             Counterparts. This Seventh Amendment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have hereunto se their hands and seals as of the date first above written.

LANDLORD:

The Realty Associates Fund VI, L.P., a Delaware limited partnership

By: Realty Associates Fund VI LLC, a Massachusetts limited liability company, general partner

By: Realty Associates Advisors LLC, a Delaware limited liability company, Manager

By: Realty Associates Advisors Trust, a Massachusetts business trust, Manager

		By:	/s/ Heather L. Hohenthal
Officer: Regional Director

By: Realty Associates Fund VI Texas Corporation, a Texas corporation, general partner

By:	/s/ Heather L. Hohenthal
Officer: Regional Director

TENANT:

CUBIST PHARMACEUTICALS, INC.

	By:	/s/ David W.J. McGirr
Name: David W.J. McGirr
Title: Senior Vice President and Chief Financial Officer

Exhibit A-7

Plans of Lobby Space

AREA A
1,754
55 HAYDEN WOODS
THIRD FLOOR
LEXINGTON, MA

Lobby Space 1,754 SF